Exhibit 99.2

Hexcel Corporation and Subsidiaries
Net Sales by Product Group and Market Segment
For the Quarters Ended March 31, 2008 and 2007,
the Quarter and Year Ended December 31, 2007

	Unaudited
	Commercial		Space &
(In millions)	Aerospace	Industrial	Defense	Total

First Quarter 2008
Composite Materials	$144.0	$77.0	$57.3	$277.9
Engineered Products	48.3	1.3	17.0	66.6
Total	$192.3	$78.3	$74.3	$344.5
	56%	23%	22%	100%

Fourth Quarter 2007
Composite Materials	$130.4	$75.4	$50.0	$255.8
Engineered Products	39.9	0.3	21.6	61.8
Total	$170.3	$75.7	$71.6	$317.6
	54%	24%	23%	100%

First Quarter 2007
Composite Materials	$104.1	$73.7	$52.3	$230.1
Engineered Products	39.9	0.4	12.2	52.5
Total	$144.0	$74.1	$64.5	$282.6
	51%	26%	23%	100%

Year Ended December 31, 2007
Composite Materials	$455.2	$292.4	$194.3	$941.9
Engineered Products	166.6	1.2	61.4	229.2
Total	$621.8	$293.6	$255.7	$1,171.1
	53%	25%	22%	100%